Exhibit 99.1

Abbott Reports Double-Digit Sales and Earnings Growth in
First Quarter and Reaffirms Full-Year Growth Outlook

—   Worldwide Sales Growth of 13.8 Percent  —

—   Worldwide Pharmaceutical Sales Increased 14.3 Percent   —

—   Worldwide Medical Products Sales Increased 13.7 Percent  —

—   Five New Product Approvals in the First Quarter —

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502

ABBOTT PARK, Ill., April 16, 2008 — Abbott today announced financial results for the first quarter ended March 31, 2008.

•                  Diluted earnings per share, excluding specified items, were $0.63, reflecting 14.5 percent growth, at the upper end of Abbott’s previously announced guidance range of $0.61 to $0.63. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.60, up 33.3 percent.

•                  Worldwide sales in the first quarter increased 13.8 percent to $6.8 billion, including a favorable 5.5 percent effect of exchange rates.

•                  Worldwide pharmaceutical sales increased 14.3 percent driven by double-digit growth in HUMIRA®, Niaspan® and Kaletra® and 9.8 percent growth in TriCor®. Abbott forecasts global HUMIRA sales of more than $4 billion in 2008.

•                  Worldwide medical products sales increased 13.7 percent, driven by 14.3 percent growth in worldwide Diabetes Care sales, 22.0 percent growth in international diagnostics sales, and 34.7 percent growth in international Vascular sales.

•                  Worldwide nutritional products sales were led by 20.8 percent growth in international nutritionals, with continued strong performance in key emerging growth markets.

•                  In March, Abbott and Takeda announced an agreement to conclude the TAP joint venture, evenly splitting the assets. Abbott will receive full U.S. ownership of Lupron, a complementary product to Abbott’s emerging oncology pipeline, as well as future cash payments over the next five years.

•                  In the quarter, Abbott received five key regulatory approvals: HUMIRA for psoriasis and for juvenile rheumatoid arthritis, Simcor® for cholesterol, and the FreeStyle Freedom LiteTM and FreeStyle Navigator® glucose monitoring systems.

“Abbott started 2008 with a strong first quarter, following double-digit sales and earnings growth last year,” said Miles D. White, chairman and chief executive officer, Abbott. “In addition, we received five key new product approvals during the quarter. The continued productivity of our late-stage pipeline, combined with the underlying strength of our broad mix of businesses, gives us a high level of confidence in our future growth outlook.”

The following is a summary of first-quarter 2008 sales.

Sales Summary —	1Q08	% Change		Impact of Exchange
Quarter Ended 3/31/08	($ millions)	vs. 1Q07		on % Change

Total Sales	$6,766	13.8		5.5

Total U.S. Sales	$3,043	3.7	(a)	—

Total International Sales	$3,723	23.6		10.9

Worldwide Pharmaceutical Sales	$3,854	14.3	(a)	5.9

U.S. Pharmaceuticals	$1,752	3.6	(a)	—

International Pharmaceuticals	$2,102	25.1		11.9

Worldwide Nutritional Sales	$1,110	10.8		3.0

U.S. Nutritionals	$583	3.0		—

International Nutritionals	$527	20.8		6.9

Worldwide Diagnostics Sales(b)	$832	17.1		8.1

U.S. Diagnostics	$211	4.6		—

International Diagnostics	$621	22.0		11.3

Worldwide Vascular Sales	$452	7.6		4.9

U.S. Vascular	$214	(12.0)		—

International Vascular	$238	34.7		11.7

Other Sales(c)	$518	17.3		4.7

(a)  Reflects the impact of generic competition for Omnicef in May 2007.

(b)  Includes sales from the molecular diagnostics and core laboratory diagnostics businesses, which includes point of care.

(c)  Includes sales from diabetes, bulk pharmaceuticals, spine and animal health businesses.

Note:  See “Consolidated Statement of Earnings” for more information.

The following is a summary of Abbott’s first-quarter 2008 sales for selected products.

Quarter Ended 3/31/08		Percent		Percent			Percent
(dollars in millions)	U.S.	Change	Rest of	Change		Global	Change
	Sales	vs. 1Q07	World	vs. 1Q07		Sales	vs. 1Q07
Pharmaceutical Products
HUMIRA	$402	38.8	$476	68.9	(a)	$878	53.7
Depakote	$341	11.7	$24	12.2		$365	11.7
Kaletra	$113	(3.2)	$240	31.2	(b)	$353	17.8
TriCor	$245	9.8	—	—		$245	9.8
Biaxin (clarithromycin)	$6	(17.4)	$216	(0.4	)(c)	$222	(1.0)
Ultane/Sevorane	$44	(9.0)	$143	13.8	(d)	$187	7.4
Niaspan	$176	24.2	—	—		$176	24.2
Synthroid	$94	(16.5)	$21	28.1		$115	(10.7)

Nutritional Products
Pediatric Nutritionals	$305	4.5	$293	24.5		$598	13.5
Adult Nutritionals	$271	3.9	$234	16.4	(e)	$505	9.3

Medical Products
Abbott Diabetes Care	$136	3.8	$189	23.2	(f)	$325	14.3
Coronary Stents	$75	(11.8)	$114	52.5	(g)	$189	18.2
Other Coronary	$78	(12.3)	$87	19.8	(h)	$165	2.0
Endovascular	$61	(11.8)	$37	25.8	(i)	$98	(0.6)

(a) Without the positive impact of exchange of 17.3 percent, HUMIRA sales increased 51.6 percent internationally.

(b) Without the positive impact of exchange of 10.5 percent, Kaletra sales increased 20.7 percent internationally.

(c) Without the positive impact of exchange of 9.6 percent, clarithromycin sales decreased 10.0 percent internationally.

(d) Without the positive impact of exchange of 9.4 percent, Sevorane sales increased 4.4 percent internationally.

(e) Without the positive impact of exchange of 8.9 percent, Adult Nutritionals sales increased 7.5 percent internationally.

(f)  Without the positive impact of exchange of 12.3 percent, Abbott Diabetes Care sales increased 10.9 percent internationally.

(g) Without the positive impact of exchange of 13.2 percent, Coronary Stents sales increased 39.3 percent internationally.

(h) Without the positive impact of exchange of 9.7 percent, Other Coronary sales increased 10.1 percent internationally.

(i) Without the positive impact of exchange of 12.4 percent, Endovascular sales increased 13.4 percent internationally.

Business Highlights

•                  Simcor® Approved in United States — Abbott received U.S. Food and Drug Administration (FDA) approval of its cholesterol therapy, Simcor, a fixed-dose combination of Niaspan® and simvastatin. Simcor combines these two well-established medications to target LDL (bad cholesterol), HDL (good cholesterol) and triglycerides in a single pill.

•                  HUMIRA® Indications Approved

•                  Psoriasis — Abbott received FDA approval for HUMIRA to treat moderate to severe plaque psoriasis. In clinical trials, nearly 75 percent of patients treated with HUMIRA achieved a 75 percent reduction in psoriasis symptoms. Psoriasis affects 125 million people worldwide.

•                  Juvenile Rheumatoid Arthritis (JRA) — Also in the quarter, Abbott received FDA approval for HUMIRA to treat moderate to severely active polyarticular juvenile idiopathic arthritis, commonly referred to as JRA in the United States.

•                  RA in Japan — In April, Abbott also received Japanese approval for HUMIRA to treat RA.

•                  TAP Joint Venture to Conclude — In March, Abbott and Takeda Pharmaceutical announced an agreement to conclude their 31-year TAP joint venture. Abbott and Takeda will evenly split the value and assets of the joint venture, with Abbott receiving full ownership of the oncology treatment, Lupron, including its U.S. commercial organization, as well as future cash payments from Takeda over the next five years. The transaction is expected to close in the second quarter of 2008.

•                  Data Presented at the American College of Cardiology (ACC) Conference

•                  TriLipix® — Abbott presented Phase III data on TriLipix, formerly known as ABT-335, Abbott’s next-generation fenofibrate therapy. Data demonstrated that TriLipix, in combination with statin therapy, is safe and effective at improving three key lipids, HDL, LDL and triglycerides.

•                  XienceTM V — Abbott also presented data on its Xience V drug-eluting stent. Results from the SPIRIT II clinical trial outside the United States demonstrated that after two years, patients with the Xience V stent experienced a 40 percent reduction in major adverse cardiac events (MACE) compared to Boston Scientific’s Taxus drug-eluting stent. Two-year results from Abbott’s U.S. pivotal trial, SPIRIT III, have been accepted as a LateBreaker presentation at the upcoming EuroPCR meeting in mid-May.

•                  FreeStyle Navigator® and FreeStyle Freedom LiteTM Available in United States — In March, Abbott received FDA approval of the FreeStyle Navigator Continuous Glucose Monitoring System. Worn on the abdomen or arm, FreeStyle Navigator monitors glucose levels and provides minute-by-minute trend information. The FreeStyle Freedom Lite blood glucose monitor is also now available, improving patient convenience by eliminating the manual calibration required by most meters.

•                  ARCHITECT® i1000SR® Approved — Abbott introduced the ARCHITECT i1000SR immunochemistry analyzer in the United States, expanding its ARCHITECT family of diagnostic instrument systems. Designed to help improve productivity in small-volume labs, the instrument addresses common laboratory workflow challenges through innovative sample processing and reagent management.

•                  Abbott Molecular Development Agreement — Abbott entered into an agreement with Genentech, Hoffmann-La Roche and OSI Pharmaceuticals to develop a gene-based test to assess the clinical benefit of Tarceva (erlotinib). Under the agreement, Abbott will develop a test to detect extra copies of the epidermal growth factor receptor (EGFR) gene in non-small cell lung cancer patients.

Abbott confirms earnings-per-share guidance for the full-year 2008 and issues earnings-per-share guidance for the second-quarter 2008

Abbott is confirming earnings-per-share guidance for the full-year 2008 of $3.20 to $3.25, and is providing earnings-per-share guidance of $0.78 to $0.80 for the second quarter, both excluding specified items. As previously announced, Abbott expects the TAP transaction to close in the second quarter and to be neutral to earnings per share in 2008 and neutral or better over the next five years.

Abbott forecasts specified items for the full-year 2008 of approximately $0.08 per share, including previously announced cost reduction initiatives. Including specified items, projected earnings per share under GAAP would be $3.12 to $3.17.

Abbott forecasts specified items for the second-quarter 2008 of approximately $0.03 per share, primarily associated with previously announced cost reduction initiatives. Including these specified items, projected earnings per share under GAAP would be $0.75 to $0.77.

Abbott increases quarterly dividend

On Feb. 15, 2008, the board of directors increased the company’s quarterly common dividend to 36 cents per share, an increase of 10.8 percent. The cash dividend is payable May 15, 2008, to shareholders of record at the close of business on April 15, 2008. This marks the 36th consecutive year that Abbott has increased its dividend payout and the 337th consecutive dividend paid by Abbott.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 68,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live first-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for the purposes of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2007, and are incorporated by reference. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

First Quarter Ended March 31, 2008 and 2007

(unaudited)

	2008	2007	Percent Change

Net Sales	$6,765,603,000	$5,945,561,000	13.8
Cost of products sold	2,961,072,000	2,592,011,000	14.2
Research and development	619,957,000	619,056,000	0.1
Acquired in-process research & development	18,700,000	—	n/m
Selling, general and administrative	2,018,033,000	1,786,869,000	12.9
Total Operating Cost and Expenses	5,617,762,000	4,997,936,000	12.4

Operating earnings	1,147,841,000	947,625,000	21.1

Net interest expense	93,178,000	124,205,000	(25.0)
Net foreign exchange (gain) loss	6,221,000	4,851,000	28.2
(Income) from TAP Pharmaceutical Products Inc. joint venture	(101,942,000)	(146,632,000)	(30.5)
Other (income) expense, net	(10,342,000)	124,536,000	n/m	1)
Earnings before taxes	1,160,726,000	840,665,000	38.1
Taxes on earnings	222,859,000	143,128,000	55.7

Net Earnings	$937,867,000	$697,537,000	34.5

Net Earnings Excluding Specified Items, as described below	$987,724,000	$854,107,000	15.6	2)

Diluted Earnings Per Common Share	$0.60	$0.45	33.3

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.63	$0.55	14.5	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,560,567,000	1,558,234,000

1) Other (income) expense, net in 2008 and 2007 is primarily related to Abbott’s ownership of Boston Scientific stock. These items have been reflected as specified items as discussed in Q&A Answer 5.

2) 2008 Net Earnings Excluding Specified Items excludes after-tax charges of $37 million, or $0.02 per share, for cost reduction initiatives and other, $15 million, or $0.01 per share, for acquired in-process research & development related to a molecular diagnostic technology investment and $7 million, or $0.01 per share, for acquisition integration; partially offset by an after-tax gain of $9 million, or $0.01 per share, on sales of Boston Scientific stock.

    2007 Net Earnings Excluding Specified Items excludes after-tax charges of $57 million, or $0.04 per share, for acquisition integration, $75 million, or $0.05 per share, related to fair value adjustments of Abbott’s investment in Boston Scientific stock and related gain-sharing aspect, and $55 million, or $0.03 per share, for cost reduction initiatives and other, partially offset by $31 million, or $0.02 per share, for suspended depreciation and amortization related to the proposed sale of the diagnostics business.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)         What drove the 14.3 percent worldwide pharmaceutical sales growth?

A1)                            International pharmaceutical sales increased 25.1 percent during the quarter, including an 11.9 percent favorable impact from exchange. International growth was driven by HUMIRA,  which grew nearly 70 percent, and Kaletra, which grew 31.2 percent, based on the continued strength of the international launch of Kaletra tablets.

U.S. pharmaceutical sales growth of 3.6 percent was impacted by the expected decline in Omnicef sales, as generic competition for the product began in May 2007. Excluding the impact from Omnicef, U.S. pharmaceutical sales increased approximately 14 percent. Growth in the quarter was driven by HUMIRA, which increased nearly 40 percent as market demand continued to grow across the rheumatology, dermatology and gastroenterology segments. The launch of the psoriasis indication is proceeding well, with strong HUMIRA market share gains in the first two months since launch. Abbott forecasts global HUMIRA sales of more than $4 billion in 2008. Niaspan and TriCor also performed well, increasing 24.2 percent and 9.8 percent, respectively. Total lipid franchise sales growth, including TriCor, Niaspan and Simcor, exceeded 20 percent.

Q2)                           What drove the double-digit growth in global nutritionals and medical products sales?

A2)                            Global Nutritional sales performance was led by 20.8 percent growth in international nutritionals, including a 6.9 percent favorable impact from exchange, with continued strong growth in Latin American and Asian markets.

Medical products sales growth of 13.7 percent was led by global diagnostics sales, which increased 17.1 percent, including an 8.1 percent favorable impact from exchange. Point of care sales grew 21.7 percent and Abbott Molecular also increased more than 21 percent. Worldwide Diabetes Care sales grew 14.3 percent. Abbott Vascular achieved sales of more than $450 million, led by 34.7 percent international growth. Results include continued growth in Coronary Stents, including Xience V internationally. Other Coronary sales reflect lower third-party catheter sales due to an expected year-over-year decline in the percutaneous coronary intervention (PCI) market. However, U.S. PCI volumes were up sequentially versus the fourth quarter of 2007, and U.S. drug-eluting stent (DES) penetration improved to the mid-to-high 60 percent range in March. In addition, in the first quarter, Abbott launched Xience V in France, Europe’s second-largest DES market, and the launch is off to a strong start.

Q3)         What drove SG&A and R&D spending in the quarter?

A3)                            The company is on track for a significant number of major new product launches in 2008. In the quarter, Abbott received approval for five new products or indications, including HUMIRA to treat psoriasis and juvenile rheumatoid arthritis, Simcor to treat cholesterol, and the FreeStyle Freedom Lite and the FreeStyle Navigator glucose monitoring systems.

SG&A expense included new and ongoing promotional initiatives, including spending to support the launch of two new indications for HUMIRA, the launch of Simcor and the upcoming U.S. launch of Xience V, which the company expects in the second quarter of 2008.

R&D expense in the quarter was 9.2 percent of sales, in line with previous guidance. The comparison to the prior year is impacted by the timing of R&D spending, with higher levels of R&D expense in the prior year supporting significant late-stage pipeline activity. Growth in R&D spending for the full year is expected to be in the mid-to-high single digits.

Questions & Answers (continued)

Q4)                           How does the first-quarter gross margin profile compare to the prior year?

A4)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	1Q08			1Q07
	Cost of Products Sold	Gross Margin	Gross Margin %	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$2,961	$3,805	56.2%	$2,592	$3,354	56.4%
Adjusted for specified items:
Cost reduction initiatives and other	$(31)	$31	0.5%	$(56)	$56	0.9%
Acquisition integration	$(4)	$4	0.1%	$(23)	$23	0.4%
Suspended depreciation and amortization	—	—	—	$32	$(32)	(0.5%)
As adjusted	$2,926	$3,840	56.8%	$2,545	$3,401	57.2%

The first-quarter 2008 adjusted gross margin ratio was 56.8 percent. The comparison to 2007 was negatively impacted by generic competition for Omnicef and the impact of foreign exchange on the ratio. The gross margin ratio for the full year is expected to be approximately 58 percent.

Q5)                           How did specified items affect reported results?

A5)                            Specified items impacted first-quarter results as follows (dollars in millions, except earnings-per-share data):

	1Q08			1Q07
	Earnings			Earnings
	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS
As reported	$1,161	$938	$0.60	$841	$698	$0.45
Adjusted for specified items:
Cost reduction initiatives and other	$44	$37	$0.02	$70	$55	$0.03
Acquired in-process R&D	$19	$15	$0.01	—	—	—
Acquisition integration	$9	$7	$0.01	$71	$57	$0.04
(Gain) on sale of BSX stock and fair-value adjustments for BSX stock and financial instruments	$(11)	$(9)	$(0.01)	$124	$75	$0.05
Suspended depreciation and amortization	—	—	—	$(39)	$(31)	$(0.02)
As adjusted	$1,222	$988	$0.63	$1,067	$854	$0.55

                                                Cost reduction initiatives and other relate primarily to remaining costs associated with previously announced efforts to improve efficiencies in our global manufacturing operations. This includes actions announced last year to streamline operations in our vascular business. Acquired in-process research and development relates to a molecular diagnostic technology investment that took place in the quarter. Acquisition integration primarily relates to remaining costs associated with acquisitions. Regarding Boston Scientific (BSX) stock, the amount in the first quarter of 2008 relates to realized gains on the disposition of BSX stock and in the prior year relates primarily to changes in fair value. Amounts this quarter represent final gains on sale as all shares of BSX stock have now been sold.

Questions & Answers (continued)

Q5)                           How did specified items affect reported results? (continued)

A5)                            (continued)

The pre-tax impact of the specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	1Q08
	Cost of Products Sold	R&D	IPR&D	SG&A	Other (Income)/ Expense
As reported	$2,961	$620	$19	$2,018	$(10)
Adjusted for specified items:
Cost reduction initiatives and other	$31	—	—	$13	—
Acquired in-process R&D	—	—	$19	—	—
Acquisition integration	$4	$1	—	$4	—
(Gains) on sales of BSX stock	—	—	—	—	$(11)
As adjusted	$2,926	$619	—	$2,001	$1

Q6)                           What was the tax rate in the quarter?

A6)                            In line with the previous forecast, the tax rate this quarter was 19.2 percent.

Q7)                           How did the TAP joint venture perform this quarter?

A7)                            Income from the TAP joint venture was in line with previous forecasts. Prevacid sales were $550 million and Lupron sales were $147 million.

In March, Abbott and Takeda announced an agreement to conclude the TAP joint venture, evenly splitting the assets. Abbott expects the transaction to be neutral to 2008 earnings per share and neutral or better over the next five years. The transaction is expected to close in the second quarter of 2008.

After the close of the transaction, Abbott will no longer record TAP joint venture income. Instead, U.S. Lupron sales and costs associated with the franchise will be included in Abbott’s operating results. Abbott will also record, as other income, the estimated future cash payments from Takeda of approximately $1.5 billion over the next five years based on TAP’s current and future product portfolio.

Questions & Answers (continued)

Q8)                           What are some near-term opportunities from Abbott’s pipeline?

A8)                            Abbott has a number of promising late-stage programs in its pharmaceutical and medical products pipeline, including:

•                  HUMIRA

•                  Psoriasis — Launched in Europe and the United States in the first quarter of 2008.

•                  Juvenile RA — Received regulatory approval in the first quarter of 2008.

•                  Ulcerative colitis — Currently in Phase III development.

•                  RA in Japan — Received approval in April 2008.

•                  XIENCE V Drug-Eluting Stent (DES) — Launched outside the United States, submitted to the U.S. Food and Drug Administration (FDA) and is currently under regulatory review. In the fourth-quarter 2007, an FDA advisory panel recommended approval of Xience V. Abbott expects a U.S. launch in the second-quarter 2008. Two-year results from the U.S. pivotal trial, SPIRIT III, have been accepted as a LateBreaker presentation at the EuroPCR meeting in mid-May.

•                  Controlled-release Vicodin — A controlled-release form of Abbott’s pain brand, Vicodin, was submitted for U.S. regulatory approval in the fourth quarter of 2007. Results from the pivotal Phase III clinical trial will be presented at the American Pain Society meeting in May.

•                  Simcor — Simcor, a combination therapy to address both HDL and LDL cholesterol, was approved in the United States in the first quarter of 2008.

•                  TriLipix (ABT-335) — TriLipix, a next-generation fenofibrate, was submitted for U.S. regulatory approval in the fourth quarter of 2007. Phase III data were presented at the American College of Cardiology meeting in March. In addition, TriLipix is part of the fixed-dose combination with Crestor that is in Phase III development.

•                  ABT-874 — In Immunology, Abbott’s anti-IL-12/23 biologic, ABT-874, has demonstrated promising results in early studies for Crohn’s disease and psoriasis. Abbott moved ABT-874 into Phase III development for psoriasis in December 2007.

•                  Flutiform — A combination asthma treatment in Phase III development, Flutiform is expected to launch in 2009.

•                  Diabetes Care Pipeline — FreeStyle Freedom Lite was launched internationally last year and was recently launched in the United States. Abbott’s FreeStyle Navigator Continuous Glucose Monitoring System was launched in Europe last year and was approved in the United States in the first quarter of 2008. Also in development is a fully integrated blood glucose monitoring system combining a meter, test strips and lancing capabilities in one device.

•                  m2000 Molecular Diagnostics System — Last year, Abbott received FDA approval for the RealTime HIV-1 viral load test for use on the m2000 molecular diagnostics system. Abbott expects to expand its U.S. menu of infectious disease assays over the next few years.

•                  Core Laboratory Diagnostics — In April, Abbott introduced the ARCHITECT i1000SR immunochemistry analyzer in the United States, expanding its ARCHITECT family of diagnostic instrument systems for clinical laboratories.

Questions & Answers (continued)

Q9)                           What are some mid- and early-stage opportunities in Abbott’s broad-based pipeline?

A9)                            Abbott is advancing leading-edge scientific discoveries in its mid- and early-stage pharmaceutical and medical products pipeline. Following are selected areas of emphasis:

•                  Neuroscience

•                  Abbott’s neuroscience pipeline includes several unique approaches for treating a number of diseases including schizophrenia, ADHD, Alzheimer’s disease and pain. Compounds under development target neuronal nicotinic receptors (NNRs), which play a role in regulating pain, memory and other neurological functions.

•                  Oncology

•                  In 2007, Abbott announced a collaboration with Genentech to develop and commercialize two Abbott-discovered oncology compounds. These include a multi-targeted kinase inhibitor and Bcl-2 family protein antagonist. Both represent promising, unique approaches to treating cancer. Abbott and Genentech will work together on all aspects of research, development and commercialization.

•                  Additional oncology compounds in Abbott’s pipeline that are not part of the collaboration include: a PARP-inhibitor, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies; an oral anti-mitotic in Phase II for non-small cell lung cancer and neuroblastoma; and, a biologic anti-tumor agent with a novel mechanism of action.

•                  Hepatitis C

•                  Abbott has partnered with Enanta Pharmaceuticals to develop protease inhibitors for the treatment of hepatitis C (HCV), which affects more than 170 million people worldwide. Abbott also has an internal HCV polymerase program in early-stage development.

•                  Bioabsorbable Drug-Eluting Stent

•                  Abbott has presented promising data from the world’s first clinical trial (ABSORB) for a fully-bioabsorbable drug-eluting stent (DES) to treat coronary artery disease. The bioabsorbable DES is designed to be slowly and completely metabolized by the body over time.

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